UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 2, 2014
(Date of earliest event reported)

Solera National Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction	000-53181 (Commission File Number)	02-0774841 (IRS Employer Identification No.)
of incorporation)

319 S. Sheridan Blvd.
Lakewood, Colorado 80226
(Address of principal executive offices) (Zip Code)

(303) 209-8600
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

This Form 8-K/A is filed as an amendment (“Amendment No. 1”) to the Current Report on Form 8-K (the “Original Report”) dated December 13, 2013, filed by Solera National Bancorp, Inc. (the “Company”), with the Securities and Exchange Commission on December 19, 2013. This Amendment No. 1 is being filed to provide additional information in Item 5.02 and Item 9.01 that was not yet available at the time of the filing of the Original Report regarding Kathleen A. Stout's termination. The information previously reported in the Original Report is incorporated herein by reference.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2014, Solera National Bancorp, Inc. (the “Company”) entered into a Separation Agreement (the “Separation Agreement”) with Kathleen A. Stout (the “Executive”), former Executive Vice President of Solera National Bank (the "Bank") and former President of the Bank's residential mortgage division. The effective date of the Separation Agreement is December 13, 2013. Pursuant to the Separation Agreement, (i) the Company will pay the Executive severance pay in the gross amount of $90,000 less applicable withholding taxes, payable over six equal monthly installments; and (ii) provided the Executive elects continuation coverage of health insurance in accordance with the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company will pay the premiums for such coverage for six months from when the Executive's coverage would otherwise end, or until such earlier date as the Executive's eligibility for such coverage ends. The Separation Agreement also contains other usual and customary provisions.

The foregoing description of the Separation Agreement is only a summary and is qualified in its entirety by the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits:
The following exhibit is filed with this Amendment No. 1 to the Current Report on Form 8-K/A:

	Exhibit No.	Description
	10.1	Separation Agreement between Solera National Bank and Kathleen A. Stout.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA NATIONAL BANCORP, INC.

Dated: January 10, 2014
	By:	/s/ Robert J. Fenton
	Name:	Robert J. Fenton
	Title:	Executive Vice President and Chief Financial Officer